EXHIBIT 99.1

News Release

For Immediate Release

Contact:

Elizabeth Goode, Director Corporate Development

(661) 295-5600, ext. 2632

GoodeE@3dsystems.com

3D Systems Announces Settlement of Hitachi Zosen Litigation and Dismissal of Aaroflex Litigation

VALENCIA, Calif., October 13, 2004 - 3D Systems Corporation (Nasdaq:TDSC) announced today that it has settled its litigation in Japan with Hitachi Zosen Information Systems K.K., a distributor of products produced by EOS GmbH.  3D Systems has agreed to pay Hitachi Zosen 40 million Japanese yen (approximately US $360,000) in settlement of all claims in this litigation.

As the Company previously disclosed in its SEC filings, Hitachi Zosen had filed a lawsuit in Japan in 2002 seeking damages of 535 million yen (approximately US $4.8 million at current exchange rates) for alleged lost sales during the period in which DTM Corporation, which the Company acquired in 2001, had an injunction prohibiting the sale in Japan of EOS GmbH’s EOSint P350 laser sintering system.

In a separate matter, 3D Systems announced that, on September 30, 2004, the Court in the patent litigation that 3D Systems had commenced several years ago against Aaroflex, Inc. granted the Company’s March 2004 motion to dismiss this case without prejudice.

The original complaint in the Aaroflex litigation alleged that stereolithography equipment manufactured by Aaroflex infringed a number of 3D Systems’ patents.  3D Systems had sought to withdraw the case because Aaroflex is no longer in the stereolithography business.  The company views this as a favorable outcome although the defendant may appeal the decision.

“We are very pleased with the resolution of both of these cases,” said Abe Reichental, 3D Systems’ president and chief executive officer.  “They represent the last two remaining intellectual property lawsuits that were pending from the past.  Resolving them is in the best interests of our customers and our company and eliminates a great deal of disruption and expense.  This is yet another positive step in our overall efforts to refocus our business on improving our customer’s bottom line.”

About 3D Systems

Founded in 1986, 3D Systems, the solid imaging companySM, provides customer-driven solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing.  Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping and as functional end-use parts.

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com

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